Exhibit 1

[DR PEPPER/7UP LOGO]
Dr Pepper/Seven-Up Companies, Inc.
P.O. Box 655086, Dallas, Texas 75265-5086
8144 Walnut Hill Lane, Dallas, Texas 75231-4372  214/360-7000

JOHN R. ALBERS
Chairman,
Chief Executive Officer
and President




                                             February 1, 1995

Dear Stockholder:

    I am pleased to report that on January 25, 1995, Dr Pepper/Seven-Up Companies, Inc. entered into a merger agreement with Cadbury Schweppes plc and one of its subsidiaries that provides for the acquisition of Dr Pepper/Seven-Up by Cadbury at a price of $33.00 per share. Under the terms of the proposed transaction, a Cadbury subsidiary is today commencing a tender offer for all outstanding shares of Dr Pepper/Seven-Up common stock at $33.00 per share.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CADBURY OFFER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF DR PEPPER/SEVEN-UP STOCKHOLDERS (OTHER THAN CADBURY AND ITS SUBSIDIARIES). ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL DR PEPPER/SEVEN-UP STOCKHOLDERS ACCEPT THE CADBURY OFFER AND TENDER THEIR SHARES TO CADBURY.

    Following the successful completion of the tender offer, upon approval by the required stockholder vote, the Cadbury subsidiary will be merged with Dr Pepper/Seven-Up and all shares not purchased in the tender offer will be converted into the right to receive $33.00 per share in cash in the merger.

    In arriving at its recommendations, the Board of Directors gave careful consideration to a number of factors. These factors included the opinions of BT Securities Corporation and Donaldson, Lufkin & Jenrette Securities Corporation, financial advisors to Dr Pepper/Seven-Up, that the consideration of $33.00 per share to be received by the stockholders (other than Cadbury and its subsidiaries) pursuant to the Cadbury offer and the merger is fair to Dr Pepper/Seven-Up stockholders (other than Cadbury and its subsidiaries) from a financial point of view.

    Accompanying this letter is a copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9. Also enclosed is Cadbury's Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering shares. We urge you to read the enclosed materials carefully. The management and directors of Dr Pepper/Seven-Up thank you for the support you have given the company.

    On behalf of the Board of Directors,

                                          Sincerely,

                                          JOHN R. ALBERS

                                          John R. Albers
                                          Chairman, President and
                                          Chief Executive Officer